EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – April 2, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces that on April 1, 2008 the trustee of the Shire plc Employee Benefit Trust (the “Trust”) informed the Company that, on March 31, 2008, the following Shares and ADSs had been allocated under the Shire Executive Annual Incentive Plan (the “Plan”) to the Executive Directors and Persons Discharging Managerial Responsibility set out below. The Ordinary Shares were bought on the market on March 31, 2008 at a price of £9.93 per share and the ADSs were bought on the same date at a price of US$58.3524 per ADS.  The allocations are in respect of performance in 2007.

Name of Director	Type of Security	Number
Matthew Emmens	ADS	12,881
Angus Russell	Ordinary Shares	20,068

Name of PDMR	Type of Security	Number
Michael Cola	ADS	3,528
Barbara Deptula	ADS	3,098
Anita Graham	ADS	2,555
Sylvie Gregoire	ADS	790
Tatjana May	Ordinary Shares	11,019
Joseph Rus	ADS	2,904

Under the terms of the Plan the shares and ADSs will not normally be released to participants for three years.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a)of the Disclosure and Transparency Rules.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Registered in England 5492592  Registered Office as above

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 5492592  Registered Office as above